Exhibit 99.1

FOR IMMEDIATE RELEASE –June 28, 2006

Albuquerque, June 28, 2006 – Westland Development Co., Inc. announced that the Inspector of Elections for the election of three Class C Directors at its Special Meeting of Shareholders held on June 8, 2006 has issued its report of the outcome of the election. The results are as follows:

The candidates are listed in the order of nomination. The Inspector of Elections reported that a total of 666,026 shares had been voted for the various nominees for election and the votes cast for the nominees were as follows:

Shares Voted For

Managements’ Nominees

Josie C. Castillo	510,088
Georgia M. Baca	522,984
Troy K. Benavidez	504,338

Nominations from the floor:

Ana Maria Vigil	462
Candido Armijo	201
Dr. Richard Griego	3,972
Eva Rita Jaramillo	0
George C. Baca	2,060
Gloria Gonzales	713
James Aranda	24,118
Jerome Padilla	23,212
Jose Maria Perea	716
Judge Tim Garcia	1,140
Karen Quintana	555
Martin Herrera	21,998
Myra Armijo Costa (Caster)*	165
Peter P. Armijo	1,714

* Myra M. Armijo Costa was recorded as having been nominated from the floor at the meeting of shareholders. It appears that the name was recorded in error and the name of the nominee was Myra M. Armijo Caster.

Ms. Castillo, Mrs. Baca and Mr. Benavidez were reelected to the seats on the board that each of them held prior to the election.